Exhibit 23.6

Consent of Deloitte & Touche LLP

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-4 / F-4 (of GGP Inc. and Brookfield Property Partners L.P.) of our reports dated February 22, 2018, relating to (1) the financial statements of GGP Inc. and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of a new accounting standard), and (2) the effectiveness of GGP Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of GGP Inc. for the year ended December 31, 2017; and of our report dated February 22, 2018, relating to the financial statements of GGP Inc. and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of a new accounting standard), appearing in the Annual Report on Form 20-F of Brookfield Property Partners L.P. for the year ended December 31, 2017, and to the reference to us under the heading “Experts” in the joint proxy statement/prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois

May 1, 2018